UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 28, 2006

Sunterra Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-13815	95-4582157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3865 W. Cheyenne Ave.
North Las Vegas, NV	89032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(702) 804-8600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 28, 2006, Sunterra Corporation (the “Company”) announced, in a press release dated September 28, 2006, that it was soliciting consents from the holders of its $95 million of 3 3/4% Senior Subordinated Convertible Notes due 2024, issued March 2004, (the “Notes”) to an amendment and waiver of the covenant in the indenture requiring the Company to file annual, quarterly and other reports with the trustee for the notes. The amendment will clarify that the Company’s obligation to file any future report, information or document with the trustee of the Notes does not arise until the document is actually filed with the Securities and Exchange Commission. The amendment also provides that no default or event of default will arise from the Company’s failure to comply with these delivery requirements before March 29, 2008.

In the amendment to the indenture, the Company has agreed to pay a total of $2,968,750 in additional interest to the note holders. Payment will be made in two installments, each equal to 1.5625% of the principal amount of the Notes, on March 29, 2007 and September 29, 2007, which are regularly scheduled interest payment dates, to holders of the Notes as of the applicable record date preceding such interest payment dates.

The Company has received consents to the proposed amendment and waiver from institutions who have informed the Company that they collectively beneficially own more than a majority in outstanding principle of the Notes. The consent solicitation will expire at midnight on October 5, 2006, unless extended by the Company.

A copy of the Company's press release issued on September 28, 2006, relating to the foregoing, is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Sunterra Press Release dated September 28, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2006

SUNTERRA CORPORATION

By:	/s/ Robert A. Krawczyk
	Name:	Robert A. Krawczyk
	Title:	Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Sunterra Press Release dated September 28, 2006

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